Exhibit 23.1

                           Chang G. Park, CPA, Ph. D.
    * 2667 CAMINO DEL RIO SOUTH PLAZA B * SAN DIEGO * CALIFORNIA 92108-3707 *
      * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 433-2979
                         * E-MAIL changgpark@gmail.com *


December 2, 2010

TO WHOM IT MAY CONCERN:

The firm of Chang G. Park, CPA consents to the inclusion of our report of February 4, 2010 on the audited financial statements of Cindisue Mining Corp. as of January 31, 2010 in the Form S-1/A Post-Effective Amendment #1, filed by Cindisue Mining Corp. with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/Chang G. Park
----------------------------------
Chang G. Park, CPA
San Diego, CA


        MEMBER OF THE CALIFORNIA SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS
          REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD